Exhibit 10.1
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated as of July 13, 2006 (the “Commencement Date”) by and between Ladenburg Thalmann Financial Services Inc. (the “Company”), Ladenburg Thalmann & Co. Inc. (“Ladenburg”) and Mark D. Klein (“Employee”).
     WHEREAS, Employee has served as the Company’s President and Chief Executive Officer and as Chairman and Chief Executive Officer of Ladenburg, pursuant to an Employment Agreement, dated as of March 4, 2005 (the “Prior Employment Agreement”); and
     WHEREAS, the Company and Employee desire to amend and restate the Prior Employment Agreement (as so amended and restated, this “Agreement”) to provide for continued employment of Employee by Ladenburg for the period and upon the terms and conditions set forth herein;
     IN CONSIDERATION of the premises and the mutual covenants set forth below, the parties hereby agree as follows:
     1. Employment. The Employee shall be employed as the Chairman of Ladenburg, and Employee hereby accepts such employment, on the terms and conditions hereinafter set forth.
     2. Term. The period of employment of Employee by Ladenburg under this Agreement (the “Employment Period”) shall commence on the Commencement Date and shall continue through March 31, 2007; provided, that, on April 1, 2007 and on each anniversary thereafter, the Employment Period shall automatically be extended for one (1) additional year unless either party gives written notice to the other party not to extend this Agreement at least sixty (60) days prior to the end of the Employment Period. The Employment Period may be sooner terminated by either party in accordance with Section 6 of this Agreement.
     3. Position and Duties. During the Employment Period, Employee shall serve as Chairman of Ladenburg which position shall not be a director, corporate officer or executive position. Additionally, while requested by the Board of Directors of the Company, Employee shall continue to serve as President and Chief Executive Officer of the Company during a reasonable transition period until the Company’s relocation of its corporate offices to Florida, but in no event, after August 31, 2006. Employee shall not thereafter serve as an officer, director or employee of the Company. During the Employment Period, Employee shall report solely and directly to the Board of Directors of Ladenburg (the “Board”) and the Company’s Board of Directors and Chief Executive Officer. Employee shall have such powers and duties as set forth in this Agreement. When no longer serving as President and Chief Executive Officer of the Company, Employee’s duties and responsibilities shall not include any supervisory responsibilities for Ladenburg or the Company or any of their operations or employees and his responsibilities shall solely be those specified in this Agreement. Employee shall devote his full business time to satisfactorily perform his duties and responsibilities hereunder; provided, however, there shall be no required minimum amount of time Employee must devote to performing his duties and responsibilities under this Agreement. Notwithstanding the above, Employee shall be permitted, to the extent such activities do not substantially interfere with the performance by Employee of his duties and responsibilities hereunder, to (i) manage Employee’s personal, financial and legal affairs, and (ii) to serve on civic or charitable boards or committees (it being expressly understood and agreed that Employee’s continuing to serve on any such board and/or committees on which Employee is serving, or with which Employee is otherwise associated, as of the Commencement Date, (all of which are listed on Schedule A hereto), shall be deemed not to interfere with the performance by Employee of his duties and responsibilities under this Agreement). Additionally, upon approval by the Company’s Executive Committee (which such approval shall not be unreasonably withheld or delayed), Employee shall be permitted to engage in various other outside activities. The following outside activities have already been approved by the Executive Committee: a) acting as a principal in one or more “specified purpose acquisition companies,” blank check companies or similar entities (the “SPAC” or “SPACs”) related to the financial services industry; b) acting as a principal involved in the organization, funding, management and related matters with respect to a private investment fund; and c) acting as a director of a public company that is not in direct competition with Ladenburg. It shall be deemed unreasonable for the Executive Committee to withhold approval for any type of activity that it has already approved for other employees of Ladenburg or the Company and is permitted by the rules of the National Association of Securities Dealers, Inc. (“NASD”) and the New York Stock Exchange. Any compensation of any kind received by Employee with respect to any of his outside activities permitted by this Section 3 shall not in any way inure to the benefit of Ladenburg or the Company and therefore will not reduce any payments owed by the Company or Ladenburg to Employee under this Agreement or otherwise.
     Employee shall give Ladenburg the opportunity to lead underwrite the SPAC or SPACs but only if: a) Ladenburg communicates a determination to do so on customary terms (except that compensation terms will be subject to compliance with the NASD compensation requirements) within ten business days of being presented the opportunity and b) Ladenburg is able to do so in compliance with all regulatory requirements.
     4. Place of Performance. Unless Employee determines otherwise in consultation with Ladenburg, the principal place of employment of Employee shall be at Ladenburg’s principal executive offices in Manhattan, New York. Notwithstanding the foregoing, Employee at his sole discretion, may perform his duties and responsibilities from a location other than Ladenburg’s offices.
     5. Compensation and Related Matters.
          (a) During the Employment Period, Employee shall be entitled to the following compensation:
               (i) Kramer Group Fees. Employee shall be paid 85% of the “Total Revenues” earned by the individuals (collectively, the “Kramer Group”) listed on Schedule B attached hereto (“Kramer Group Fees”), less 100% of the “Total Expenses” incurred by the Kramer Group, using the same methodologies and assumptions particularly with respect to revenues and expenses as were used in preparing the income statement for the Kramer Group for the month ended April 30, 2006 attached as Exhibit A. “Total Revenues” shall mean gross revenues generated by the Kramer Group (including asset management fees, commissions, interest and dividend income and other income, and including such types of revenues generated by Employee as well). “Total Expenses” of the Kramer Group shall include variable, operating and producers’ compensation, and all travel and entertainment expenses of Employee to the extent relating to the asset management business. If the Kramer Group is relocated, or is relocated based on Employee’s decision after consultation with Ladenburg, to offices outside of Ladenburg’s Manhattan, New York office, then such percentage of Total Revenues shall be increased from 85% to 90%. Kramer Group shall (i) receive only a 50% payout on commissions relating to clients of the Kramer Group participating in Ladenburg’s “LAMP” product, (ii) not receive more than a 65% payout on asset management fees and commissions and (iii) not receive any payout on any other revenues, including interest and dividend income. LAMP revenues and related payments to the Kramer Group shall be excluded from Total Revenues and Total Expenses.
               (ii) Investment Banking Fees. Employee shall be paid 10% of the “net cash fees” and equity securities, including underwriter warrants, paid and/or issued to Ladenburg on investment banking transactions or assignments (which include, but are not limited to, corporate financing transactions and financial advisory assignments) (“Investment Banking Transactions”) introduced to Ladenburg by Employee (“Investment Banking Fees”), which shall include, but not be limited to, the transactions (including transactions related to the listed persons or transactions) listed on Schedule C. The term “net cash fees” shall mean cash fees paid to Ladenburg (including sales credits) less (i) direct expenses (including legal, road show, interest paid by Ladenburg or the Company on capital used in the transaction and underwriting stabilization losses, if any) and (ii) payments made by Ladenburg to other underwriters and selected dealers in the Investment Banking Transaction. “Net cash fees” shall include any (a) fees paid to Ladenburg upon closing of any Investment Banking Transaction and (b) any deferred fees (“Deferred Fees”) paid to Ladenburg after the closing of any such Investment Banking Transaction (e.g., deferred commissions in a “SPAC” IPO), provided that with respect to both (a) and (b), the closing of such Investment Banking Transaction is (x) while Employee is employed by Ladenburg or the Company or (y) within one year from the date of termination if such termination was prior to March 31, 2007 and such termination was by Ladenburg or the Company without “Cause,” as a result of Employee’s “Death” or “Disability” or if Employee resigned for “Good Reason” (as such terms are defined herein) or (z) within one year from the date of termination if such termination was on or after March 31, 2007 and such termination was for any reason other than by Ladenburg for “Cause” (including upon termination of the Employment Period without renewal under Section 2). When the term “closing” is used in the preceding sentence, such term shall be deemed to include (i) the completion of any milestone in an assignment where such completion would trigger fees being owed to Ladenburg and (ii) with respect to an Investment Banking Transaction that contemplates Deferred Fees, the closing of the securities offering. To the extent that Ladenburg is required to pay finders and similar fees to persons other than Employee in connection with any such Investment Banking Transaction, payments to Employee shall be reduced to the extent of such other payments. With respect to underwriter warrants and other equity securities issued to Ladenburg in connection with any such Investment Banking Transaction, Employee’s share shall be transferred to Employee only if permitted by, and in compliance with, the rules of the NASD. Employee shall not be entitled to participate in Ladenburg’s “Investment Banking Compensation Plan (effective April 17, 2006).” For purposes of this subsection, Ladenburg shall include any affiliate.
          (b) Payments. Solely for the 12-month period ending March 31, 2007, Employee shall be guaranteed to be paid at least $41,666.66 per semi-monthly payroll period (“Guaranteed Amount(s)”), for an aggregate of $1,000,000. To the extent earned, payments shall be made to Employee as follows: (A) with respect to Kramer Group Fees, Employee shall be paid within 30 days after the month in which such fees are earned; and (B) with respect to Investment Banking Fees, Employee shall be paid within 15 days after the end of each calendar quarter, with respect to all fees actually paid to Ladenburg in such quarter. All payments shall be accompanied by a detailed explanation of the fees owed and paid to Employee, which explanation shall be deemed final unless objected to in writing by Employee within 10 business days from the date of receipt of such explanation. For any semi-monthly payroll period during the Employment Period ending March 31, 2007: to the extent that the total Kramer Group Fees and Investment Banking Fees (as well as any other salary payments made to Employee for the period from April 1, 2006 to the Commencement Date) paid to Employee does not equal the Guaranteed Amount for a semi-monthly payroll period multiplied by the number of semi-monthly payroll periods from April 1, 2006 up to and including such time, Employee shall be paid the difference (hereinafter referred to as an “Additional Amount” and, if referring to such amounts on a cumulative basis (which shall take into account amounts credited against the Guaranteed Amounts as set forth in this sentence), “Cumulative Additional Amount”) between all amounts previously paid and such unpaid Guaranteed Amount; and, to the extent that the total Kramer Group Fees and Investment Banking Fees (as well as any other salary payments made to Employee for the period from April 1, 2006 to the Commencement Date) paid to Employee exceeds the Guaranteed Amount for a semi-monthly payroll period multiplied by the number of semi-monthly payroll periods up to and including such time, such excess shall be credited against Guaranteed Amounts for subsequent semi-monthly payroll periods. If Ladenburg has paid a Cumulative Additional Amount and Deferred Fees with respect to a transaction closing on or before June 30, 2007 are subsequently paid to Ladenburg which results in Investment Banking Fees being owed to Employee, such Investment Banking Fees will be reduced by the Cumulative Additional Amount paid to Employee. If Ladenburg has paid a Cumulative Additional Amount and Investment Banking Fees are subsequently owed to Employee with respect to a transaction closing on or before June 30, 2007, such Investment Banking Fees will be reduced by the Cumulative Additional Amount paid to Employee. For purposes of clarification, any Investment Banking Fees owed with respect to transactions closing after June 30, 2007 shall not be reduced by any Cumulative Additional Amount paid to Employee.
          (c) Expenses. Ladenburg shall promptly reimburse Employee for all reasonable out-of-pocket business expenses incurred by Employee in performing his duties hereunder upon the presentation of reasonably itemized statements of such expenses in accordance with Ladenburg’s or the Company’s policies and procedures now in force or as such policies and procedures may be modified with respect to all senior executive officers of Ladenburg or the Company. Ladenburg shall also pay all expenses related to Employee’s one Bloomberg machine, his cell phone and BlackBerry device which, as with all expenses not related to the Kramer Group, will not be included in Total Expenses in Section 5(a)(i).

          (d) Vacation. Employee shall be entitled to five (5) weeks vacation annually commencing with the twelve (12) month period commencing on the date Employee is no longer President and Chief Executive Officer of the Company. Employee acknowledges and agrees that (i) any amounts that may have been owed to him for all prior accrued and unused vacation is hereby waived and (ii) vacation days may not be carried forward from year to year. In addition to vacation, Employee shall be entitled to the number of sick days and personal days per year that senior executive officers of Ladenburg or the Company are entitled under Ladenburg’s or the Company’s policies.
          (e) Services Furnished. Unless otherwise consented to by Employee (which consent will not be unreasonably withheld), during the Employment Period, Ladenburg shall furnish Employee and the Kramer Group with the same office space that they had on the date hereof and such other similar facilities and services on a basis that is reasonably determined by Employee.
          (f) Director and Officer Liability Insurance. On March 4, 2005, the Company entered into an indemnification agreement with Employee. Such agreement remains in full force and effect in accordance with its terms and once Employee is no longer a director or President and Chief Executive Officer of the Company, the indemnification agreement shall be deemed to cover Employee as an employee of Ladenburg (and therefore require indemnification by Ladenburg or the Company to Employee) and remain in full force and effect until Employee ceases to be an employee of the Company or Ladenburg. Additionally, during the Employment Period, the Company shall use its commercially reasonable efforts to obtain and maintain adequate officer and director liability insurance in such amounts as the Board shall so determine (which in no event shall be less than $5,000,000) (provided the Company shall not be required to expend on an annual basis more than 125% of the amount expended in 2004 for such coverage). Employee shall be covered at all times by such policy in all of his capacities with Ladenburg. In addition, for a period of six (6) years after the Date of Termination, the Company shall use its commercially reasonable efforts to maintain in effect one or more policies of directors’ and officers’ liability insurance with respect to any claim, action, suit, proceeding or investigation arising from facts or events which occurred during the Employee’s employment and such policy or policies shall be with a carrier or carriers reasonably satisfactory to the parties intended to be benefited thereby and with limits, exclusions, deductibles, and other characteristics no less favorable than those in place on the date Employee ceased being an employee of Ladenburg (provided the Company shall not be required to expend on an annual basis more than 125% of the amount expended in 2004 for such coverage). Any and all such policies shall be issued by leading insurance carriers and shall otherwise be in form and substance reasonably satisfactory to those persons who are officers and directors of the Company as of the date hereof. The provisions of this clause (f) shall survive termination of this Agreement and/or any termination of Employee’s employment.
          (g) Welfare, Pension and Employee Benefit Plans. During the Employment Period, Employee (and his spouse and dependents to the extent provided therein) shall be entitled to participate in and be covered under all the welfare benefit plans or programs maintained by Ladenburg or the Company from time to time for the benefit of their senior executives including, without limitation, all medical, hospitalization, dental, disability, accidental death and dismemberment and travel accident insurance plans and programs. Ladenburg shall at all times provide to Employee (and his spouse and dependents to the extent provided under the applicable plans or programs) (subject to modifications affecting all senior executive officers of Ladenburg or the Company) the same type and levels of participation and benefits as are being provided to senior executives of Ladenburg or the Company (and their spouses and dependents to the extent provided under the applicable plans or programs) on the Commencement Date. In addition, during the Employment Period, Employee shall be eligible to participate in all pension, retirement, savings and other employee benefit plans and programs maintained from time to time by Ladenburg or the Company for the benefit of the senior executive officers of Ladenburg or the Company. During the Employment Period, upon submission by Employee to a physical, the Company shall maintain a term life insurance policy for the benefit of Employee which provides for a death benefit of at least $2,000,000. Employee represents that he is no worse than a “standard risk” for an insured party. Notwithstanding anything to the contrary in this Agreement, in no event will Employee’s benefits as they existed on the day prior to the Commencement Date (except with respect to disability insurance benefits) be reduced or diminished.
          (h) Stock Options. On March 4, 2005, the Company granted to Employee a stock option to purchase 5,000,000 shares of Company common stock (the “Option”) at an exercise price per share equal to $.465 pursuant to the terms of the option agreement dated March 4, 2005, as amended on March 20, 2006 (as “Option Agreement”). The Option Agreement remains in full force and effect in accordance with its terms.
               (i) Vesting. Subject to the terms of the Option Agreement, the Option shall vest as follows: (a) 500,000 shares vested on March 4, 2005; (b) 1,125,000 shares vested on March 4, 2006; and (c) 1,125,000 shares shall vest on each of March 4, 2007, 2008 and 2009.
               (ii) Adjustment. The Option shall be subject to adjustment for stock splits, stock dividends and similar transactions to preserve the economic intent of such grant.
               (iii) Term of Option. Subject to the terms of the Option Agreement, the Option shall remain in effect for ten years from March 4, 2005.
               (iv) Treatment of Option upon Termination of Employment. In the event that Employee’s employment is terminated by reason of his death, Disability (as defined below), by the Company without Cause (as defined below) or by Employee for Good Reason (as defined below), all unvested Options that would have vested had Employee remained employed for the remainder of the then current Employment Period shall immediately vest and all outstanding Options shall remain exercisable for a period of one (1) year following Employee’s termination of employment, but not beyond their term.
               (v) Treatment of Option upon Change in Control. In the event of a Change in Control (as defined herein), Employee’s Options shall immediately vest and become exercisable and remain exercisable for the remainder of the term of the Option.

               (vi) Securities Exchange Commission (the “SEC”) Registration. The Company has filed a registration statement with the SEC covering the common stock issuable upon exercise of the Option and the re-sale of the shares subject to such Option, as well as the Purchased Shares (defined below).
          (i) Sale of Shares. On March 4, 2005, the Company entered into a subscription agreement (“Subscription Agreement”) pursuant to which Employee purchased 2,222,222 shares of Company common stock (“Purchased Shares”) at $.45 per share. The Subscription Agreement remains in full force and effect in accordance with its terms.
          (j) Legal Expenses. The Company will pay up to $20,000 of reasonable legal fees and expenses incurred by Employee in connection with the negotiation and preparation of this Agreement and any agreements related thereto, upon presentation of invoices without detail from Akin Gump with respect thereto.
     6. Termination. Employee’s employment hereunder may be terminated during the Employment Period under the following circumstances:
          (a) Death. Employee’s employment hereunder shall terminate upon his death.
          (b) Disability. If, as a result of Employee’s incapacity due to physical or mental illness, Employee shall have been substantially unable to perform his normal duties hereunder for an entire period of six (6) consecutive months, and within thirty (30) days after written Notice of Termination is given after such six (6) month period, Employee shall not have returned to the substantial performance of his duties on a full-time basis, Ladenburg shall have the right to terminate Employee’s employment hereunder for “Disability”, and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement.
          (c) Cause. The Company and Ladenburg shall have the right to terminate Employee’s employment for Cause, and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement. For purposes of this Agreement, the Company and Ladenburg shall have “Cause” to terminate Employee’s employment upon Employee’s: (i) conviction of a felony, (ii) alcoholism or drug addiction which materially impairs his ability to perform his duties hereunder, (iii) continued, intentional and willful failure to substantially and materially perform his material duties hereunder (other than absences due to illness or vacation) after the Board provides Employee a written notice specifically identifying the manner in which Employee has failed to materially perform his duties and Employee has not cured such failure within 30 days of such notice, or (iv) willful and deliberate misconduct that results, or is reasonably likely to result, in material and demonstrative harm to the Company, Ladenburg or any of their respective subsidiaries or Affiliates.
For purposes of this Section 6(c), no act, or failure to act, by Employee shall be considered “willful” unless committed in bad faith and without a reasonable belief that the act or omission was in the best interests of the Company or any entity in control of, controlled by or under common control with the Company (“Affiliates”) thereof. Cause shall not exist under clause (iii) unless and until the Board determines that Employee was guilty of the conduct set forth in clause (iii). This Section 6(c) shall not prevent Employee from challenging in any arbitration or court of competent jurisdiction the Board’s determination that Cause exists or that Employee has failed to cure any act (or failure to act) that purportedly formed the basis for the Board’s determination.
          (d) Good Reason. Employee may terminate his employment for “Good Reason” any time after Employee has actual knowledge of the occurrence, without the written consent of Employee, of one of the following events:
     (i) (A) any change or diminution in the duties, responsibilities, position or title (including reporting responsibilities) of Employee that is inconsistent in any material adverse respect with Employee’s duties, responsibilities, position or title under this Agreement (including any diminution of such duties or responsibilities) or (B) a material adverse change in Employee’s title with Ladenburg;
     (ii) a failure by Ladenburg to make any payments hereunder, including Guaranteed Amounts pursuant to Section 5(b) hereof;
     (iii) the relocation by Ladenburg of Employee’s own office location to a location outside of Manhattan, New York;
     (iv) the Company’s or any Affiliate’s failure to provide in all material respects the indemnification set forth in the Indemnification Agreement entered into by the Company and Employee on March 4, 2005;
     (v) a Change in Control of the Company, provided, that Employee must provide Notice of Termination within 90 days of such Change of Control;
     (vi) the failure of the Company to obtain the assumption agreement from any successor as contemplated in Section 12(a); or
     (vii) any other breach of a material provision of this Agreement by the Company, Ladenburg or any Affiliate after written notice from Employee specifically identifying the breach and such breach has not been cured within 30 days of such notice.
Solely for purposes of clarification, Good Reason shall not include Employee no longer serving as President and Chief Executive Officer of the Company. Employee’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any event or condition constituting Good Reason.
          (e) Without Cause. The Company and Ladenburg shall have the right to terminate Employee’s employment hereunder without Cause by providing Employee with a Notice of Termination, and such termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement.
          (f) Without Good Reason. Employee shall have the right to terminate his employment hereunder without Good Reason by providing the Company and Ladenburg with a

Notice of Termination at least thirty (30) days prior to such termination, and such termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement.
For purposes of this Agreement, a “Change in Control” of the Company means the occurrence of one of the following events: (i) consummation of a reorganization, merger or consolidation, sale, disposition of all or substantially all of the assets or stock of the Company or any other similar corporate event (a “Business Combination”), in each case, unless, following such Business Combination, all or substantially all of the individuals or entities who were the beneficial owners, respectively, of the voting securities of the Company entitled to vote generally in the election of directors immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries); or (ii) Board approval of a complete dissolution or liquidation of the Company; or (iii) any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), other than Dr. Phillip Frost, any member of his immediate family, and any “person” or “group” (as used in Section 13(d)(3) of the Exchange Act) that is controlled by Dr. Frost or any member of his immediate family, any beneficiary of the estate of Dr. Frost, or any trust, partnership, corporation or other entity controlled by any of the foregoing, is or becomes, after the Commencement Date, a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board.
     7. Termination Procedure.
          (a) Notice of Termination. Any termination of Employee’s employment by the Company, Ladenburg or by Employee during the Employment Period (other than termination pursuant to Section 6(a)) shall be communicated by written Notice of Termination to the other parties hereto in accordance with Section 13. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth (other than termination pursuant to Sections 6(e) or 6(f)) in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provision so indicated.
          (b) Date of Termination. “Date of Termination” shall mean (i) if Employee’s employment is terminated by his death, the date of his death, (ii) if Employee’s employment is terminated pursuant to Section 6(b), thirty (30) days after Notice of Termination (provided that Employee shall not have returned to the substantial performance of his duties on a full-time basis during such thirty (30) day period), (iii) if Employee’s employment is terminated for any other reason (other than failure to extend the Employment Period under Section 2), the date on which a Notice of Termination is given or any later date (within thirty (30) days after the giving of such notice) set forth in such Notice of Termination and (iv) upon termination of the Employment Period without renewal under Section 2.

     8. Compensation Upon Termination, During Disability, Upon Death or With Respect to Non-Extension of this Agreement. In the event Employee is disabled or his employment terminates during the Employment Period, the Company and Ladenburg shall provide Employee with the payments and benefits set forth below. Employee acknowledges and agrees that the payments set forth in this Section 8 constitute liquidated damages for termination of his employment during the Employment Period.
          (a) Termination By the Company or Ladenburg without Cause, By Employee for Good Reason or pursuant to Expiration of the Employment Period without Renewal by the Company or Employee. If Employee’s employment is terminated by the Company or Ladenburg without Cause, by Employee for Good Reason or as a result of the expiration of the Employment Period without renewal by the Company or Employee:
     (i) within thirty (30) days following such termination, Ladenburg shall pay to Employee (A) all Kramer Group Fees and Investment Banking Fees then due, plus (B) if termination is prior to April 1, 2007, the difference between $1,000,000 and the total amounts of Kramer Group Fees, Investment Banking Fees and Guaranteed Amounts (as well as any other salary payments made to Employee for the period from April 1, 2006 to the Commencement Date) paid to Employee through the Date of Termination (if such latter amount is less than $1,000,000);
     (ii) Ladenburg shall continue to make any and all required payments to Employee with respect to Investment Banking Fees to the extent provided in Section 5(a)(ii); provided, that payment of such amounts shall be subject to the third to last and second to last sentences of Section 5(b);
     (iii) Ladenburg shall maintain in full force and effect, for the continued benefit of Employee, his spouse and his dependents for a period of two (2) years following the Date of Termination the medical, hospitalization, dental, and life insurance programs in which Employee, his spouse and his dependents were participating immediately prior to the Date of Termination at the level in effect and upon substantially the same terms and conditions (including without limitation contributions required by Employee for such benefits) as existed immediately prior to the Date of Termination; provided, that, if Employee, his spouse or his dependents cannot continue to participate in the Company’s programs providing such benefits, Ladenburg shall arrange to provide Employee, his spouse and his dependents with the economic equivalent of such benefits which they otherwise would have been entitled to receive under such plans and programs (“Continued Benefits”), provided, that, such Continued Benefits shall terminate on the date or dates Employee receives equivalent coverage and benefits, without waiting period or pre-existing condition limitations, under the plans and programs of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage or benefit-by-benefit, basis);
     (iv) Ladenburg shall reimburse Employee pursuant to Section 5(c) for reasonable expenses incurred, but not paid prior to such termination of employment; and

     (v) Employee shall be entitled to any other rights, compensation and/or benefits as may be due to Employee in accordance with the terms and provisions of any agreements, plans or programs of the Company, except to the extent inconsistent with the terms hereof.
          (b) Termination by the Company or Ladenburg with Cause or By Employee without Good Reason. If Employee’s employment is terminated by the Company or Ladenburg for Cause or by Employee (other than for Good Reason):
     (i) within (A) thirty (30) days following such termination, Ladenburg shall pay to Employee all Kramer Group Fees then due and (B) five (5) business days following such termination, Ladenburg shall pay to Employee all Investment Banking Fees then due; provided, that such amounts shall be reduced by any Additional Amounts (calculated on a cumulative basis) to total the Guaranteed Amount and not based on Kramer Group Fees or Investment Banking Fees actually earned;
     (ii) Ladenburg shall reimburse Employee pursuant to Section 5(c) for reasonable expenses incurred, but not paid prior to such termination of employment; and
     (iii) Employee shall be entitled to any other rights, compensation and/or benefits as may be due to Employee in accordance with the terms and provisions of any agreements, plans or programs of the Company except to the extent inconsistent with the terms hereof.
          (c) Disability. During any period that Employee fails to perform his duties hereunder as a result of incapacity due to physical or mental illness (“Disability Period”), Employee shall continue to receive any Kramer Group Fees, Investment Banking Fees and Guaranteed Amounts due under Sections 5(a) and 5(b) hereof until his employment is terminated pursuant to Section 6(b). In the event Employee’s employment is terminated for Disability pursuant to Section 6(b):
     (i) thirty (30) days following such termination, Ladenburg shall pay to Employee the greater of (x) all Kramer Group Fees and Investment Banking Fees then due and (y) the Guaranteed Amount (if any) for such specific Employment Period as if it had not been terminated;
     (ii) Ladenburg shall continue to make any and all required payments to Employee with respect to Investment Banking Fees to the extent provided in Section 5(a)(ii); provided, that payment of such amounts shall be subject to the third to last and second to last sentences of Section 5(b);
     (iii) the Company shall provide Continued Benefits for a period of two (2) years following the Date of Termination;

     (iv) Ladenburg shall reimburse Employee pursuant to Section 5(c) for reasonable expenses incurred, but not paid prior to such termination of employment; and
     (v) Employee shall be entitled to any other rights, compensation and/or benefits as may be due to Employee in accordance with the terms and provisions of any agreements, plans or programs of the Company except to the extent inconsistent with the terms hereof.
          (d) Death. If Employee’s employment is terminated by his death:
     (i) Ladenburg shall pay to Employee’s beneficiary, legal representatives or estate, as the case may be, the greater of (x) all Kramer Group Fees and Investment Banking Fees then due and (y) the Guaranteed Amount (if any) for such specific Employment Period as if it had not been terminated;
     (ii) Ladenburg shall continue to make any and all required payments to Employee with respect to Investment Banking Fees to the extent provided in Section 5(a)(ii); provided, that payment of such amounts shall be subject to the third to last and second to last sentences of Section 5(b);
     (iii) Ladenburg shall provide Employee’s spouse and dependents with Continued Benefits for two (2) years;
     (iv) the Company shall reimburse Employee’s beneficiary, legal representatives, or estate, as the case may be, pursuant to Section 5(c) for reasonable expenses incurred, but not paid prior to such termination of employment; and
     (v) Employee’s beneficiary, legal representatives or estate, as the case may be, shall be entitled to any other rights, compensation and benefits as may be due to any such persons or estate in accordance with the terms and provisions of any agreements, plans or programs of the Company except to the extent inconsistent with the terms hereof.
          (e) Notwithstanding any other provision of this Agreement including this Section 8, Ladenburg will pay Employees all fees and other amounts owed in a timely manner such that the time at which fees are paid will comport with the “short term deferral” rule under Section 409A of the Internal Revenue Code of 1986, as amended and any current and future guidance thereunder.
          (f) Additional Payments. (i) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by Ladenburg or any entity which effectuates a Change in Control (or other change in ownership) to or for the benefit of Employee (the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties are incurred by Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Ladenburg shall pay to Employee an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Employee of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment, Employee retains an amount of the Gross-Up Payment equal to the sum of (x) the Excise Tax imposed upon the Payments and (y) the product of any deductions disallowed because of the inclusion of the Gross-Up Payment in Employee’s adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made. For purposes of determining the amount of the Gross-Up Payment, Employee shall be deemed to (A) pay federal income taxes at the highest marginal rates of federal income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, (B) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes and (C) have otherwise allowable deductions for federal income tax purposes at least equal to those which could be disallowed because of the inclusion of the Gross-Up Payment in Employee’s adjusted gross income.
               (ii) Subject to the provisions of Section 8(f)(i), all determinations required to be made under this Section 8(f), including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determinations, shall be made by a nationally recognized public accounting firm that is selected by Employee (the “Accounting Firm”) which shall provide detailed supporting calculations both to Ladenburg and Employee within fifteen (15) business days of the receipt of notice from Ladenburg or Employee that there has been a Payment, or such earlier time as is requested by Ladenburg or Employee (collectively, the “Determination”). All fees and expenses of the Accounting Firm shall be borne solely by Ladenburg and Ladenburg shall enter into any agreement requested by the Accounting Firm in connection with the performance of the services hereunder. The Gross-Up Payment under this Section 8(f) with respect to any Payments made to Employee shall be made no later than thirty (30) days following such Payment. If the Accounting Firm determines that no Excise Tax is payable by Employee, it shall furnish Employee with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on Employee’s applicable federal income tax return should not result in the imposition of a negligence or similar penalty.
               (iii) As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Gross-Up Payments which will not have been made by Ladenburg should have been made (“Underpayment”) or Gross-Up Payments are made by Ladenburg which should not have been made (“Overpayment”), consistent with the calculations required to be made hereunder. In the event that Employee thereafter is required to make payment of any Excise Tax or additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by Ladenburg to or for the benefit of Employee. In the event the amount of the Gross-Up Payment exceeds the amount necessary to reimburse Employee for his Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2) of the Code) shall be promptly paid by Employee (to the extent he has received a refund if the applicable Excise Tax has been paid to the Internal Revenue Service) to or for the benefit of Ladenburg. Employee shall cooperate, to the extent his expenses are reimbursed by Ladenburg, with any reasonable requests by Ladenburg in connection with any contest or disputes with the Internal Revenue Service in connection with the Excise Tax.
     9. Mitigation. Employee shall not be required to mitigate amounts payable under this Agreement by seeking other employment or otherwise, and there shall be no offset against amounts due Employee under this Agreement on account of subsequent employment except as specifically provided herein.
     10. Restrictive Covenants.
          (a) Confidential Information. Employee shall hold in a fiduciary capacity for the benefit of the Company all trade secrets and confidential information, knowledge or data relating to the Company, Ladenburg and its businesses and investments, which shall have been obtained by Employee during Employee’s employment by Ladenburg and which is not generally available public knowledge (other than by acts by Employee in violation of this Agreement). Except as may be required or appropriate in connection with his carrying out his duties under this Agreement, Employee shall not, without the prior written consent of the Company or as may otherwise be required by law or any legal process, or as is necessary in connection with any adversarial proceeding against the Company (in which case Employee shall use his reasonable best efforts in cooperating with the Company in obtaining a protective order against disclosure by a court of competent jurisdiction), communicate or divulge any such trade secrets, information, knowledge or data to anyone other than the Company and those designated by the Company or on behalf of the Company in the furtherance of its business or to perform duties hereunder.
          (b) Non-Solicitation. (i) Employee hereby agrees, in consideration of his employment hereunder and in view of the confidential position to be held by Employee hereunder, that after the date of his termination of employment (i) as a result of expiration of the Employment Period without renewal by either the Company or Employee and through the six (6) month anniversary thereof or (ii) as a result of any reason other than as provided in the previous clause or by the Company without Cause or by Employee for Good Reason and through the nine (9) month anniversary thereof (either of such periods being referred to as the “Restricted Period” as applicable), Employee shall not directly or indirectly induce any employee of the Company to terminate such employment or to become employed by any other company; provided, that, after April 1, 2007, such restriction shall not apply to the employees set forth on attached Schedule B. For purposes of clarification, if termination of employment is by the Company without Cause or by Employee for Good Reason, there shall be no Restricted Period.
               (ii) Employee agrees that during the Restricted Period, Employee shall not interfere with or endeavor to entice any of the Company’s or Ladenburg’s customers and/or clients to cease conducting business with the Company or Ladenburg; provided, that, this clause (b)(ii) shall not apply with respect to any asset management customer and/or client of the Company or Ladenburg with whom Employee had or has a business relationship immediately prior to the Commencement Date (the “Prior Asset Management Clients” (including the Titan Fund)). Furthermore, the Company and Ladenburg agree to not interfere with or endeavor to entice any of the Prior Asset Management Clients to cease conducting asset management or brokerage business (including the Titan Fund) with the individuals listed on Schedule B or Employee.
          (c) Remedies. Employee hereby expressly acknowledges that any breach or threatened breach by Employee of any of the terms set forth in Section 10 of this Agreement may result in significant and continuing injury to the Company and Ladenburg, the monetary value of which would be impossible to establish. Therefore, Employee agrees that the Company and Ladenburg shall be entitled to apply for injunctive relief in a court of appropriate jurisdiction.
     11. Arbitration. Except as provided for in Section 10 of this Agreement, if any contest or dispute arises between the parties with respect to this Agreement, such contest or dispute shall be submitted to binding arbitration for resolution in New York, New York in accordance with the rules and procedures of the Employment Dispute Resolution Rules of the American Arbitration Association then in effect. The decision of the arbitrator shall be final and binding on both parties, and any court of competent jurisdiction may enter judgment upon the award. The losing party shall pay all expenses relating to such arbitration, including, but not limited to, the winning party’s legal fees and expenses.
     12. Successors; Binding Agreement.
          (a) Company’s and Ladenburg’s Successors. No rights or obligations of the Company or Ladenburg under this Agreement may be assigned or transferred except that the Company and Ladenburg will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company and Ladenburg to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company and Ladenburg would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets (by merger, purchase or otherwise) which executes and delivers the agreement provided for in this Section 12 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.
          (b) Employee’s Successors. No rights or obligations of Employee under this Agreement may be assigned or transferred by Employee other than his rights to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution. Upon Employee’s death, this Agreement and all rights of Employee hereunder shall inure to the benefit of and be enforceable by Employee’s beneficiary or beneficiaries, personal or legal representatives, or estate, to the extent any such person succeeds to Employee’s interests under this Agreement. Employee shall be entitled to select and change a beneficiary or beneficiaries to receive any benefit or compensation payable hereunder following Employee’s death by giving Ladenburg written notice thereof. In the event of Employee’s death or a judicial determination of his incompetence, reference in this Agreement to Employee shall be deemed, where appropriate, to refer to his beneficiary(ies), estate or other legal representative(s). If Employee should die following his Date of Termination while any amounts would still be payable to him hereunder if he had continued to live, all such amounts unless otherwise provided herein shall be paid in accordance with the terms of this Agreement to such person or persons so appointed in writing by Employee, or otherwise to his legal representatives or estate.
     13. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to Employee:

Mark D. Klein

with a copy to:

Akin Gump Strauss Hauer & Feld LLP
590 Madison Avenue
New York, New York 10022
Attention: Adrienne Scerbak, Esq.

If to the Company or Ladenburg:

Ladenburg Thalmann Financial Services, Inc.
153 East 53rd Street, 49th Floor
New York, NY 10022
Attention: General Counsel

with a copy to:

Graubard Miller
405 Lexington Avenue
New York, NY 10174
Attention: David Alan Miller
or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
     14. Miscellaneous. No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by Employee and by a duly authorized officer of the Company and Ladenburg, and such waiver is set forth in writing and signed by the party to be charged. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The respective rights and obligations of the parties hereunder of this Agreement shall survive Employee’s termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflicts of law principles.
     15. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
     16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
     17. Entire Agreement. Except as otherwise provided herein (including but not limited to Sections 8(a)(v), 8(b)(iii), 8(c)(v) and 8(d)(v)), this Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter. Except as other provided herein, any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.
     18. Withholding. All payments hereunder shall be subject to any required withholding of Federal, state and local taxes pursuant to any applicable law or regulation.
     19. Noncontravention. The Company, Ladenburg and Employee each represent to the other that the Company, Ladenburg and Employee, as the case may be, are not prevented from entering into, or performing, this Agreement by the terms of any law, order, rule or regulation, its by-laws or declaration of trust, or any agreement to which the Company, Ladenburg or Employee, as the case may be, is a party.
     20. Section Headings. The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.
- SIGNATURE PAGE FOLLOWS -

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

LADENBURG THALMANN FINANCIAL SERVICES INC.
By:	/s/ Diane Chillemi
Diane Chillemi
Vice President and Chief Financial Officer

LADENBURG THALMANN & CO. INC.
By:	/s/ Diane Chillemi
Diane Chillemi
Chief Financial Officer

/s/ Mark D. Klein
Mark D. Klein